Exhibit 99.1

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development &	Senior Vice President
Investor Relations	bkorb@troutgroup.com
shinbaum@vivus.com	646-378-2923
650-934-5200

VIVUS REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

MOUNTAIN VIEW, Calif., August 7, 2014 - VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity, today reported its financial results for the second quarter ended June 30, 2014 and provided a business update.

Second Quarter 2014 Financial Results

Total net revenue was $21.9 million for the second quarter of 2014, compared to $5.5 million for the second quarter of 2013. Of the total revenue for the current quarter, net product revenue was $11.0 million from sales of Qsymia, compared to $5.5 million for the second quarter of 2013. In addition, under our commercialization agreements for STENDRA® and SPEDRA™, we recognized $4.2 million in license and milestone revenue, $5.7 million in supply revenue, and $1.1 million in royalty revenue for the current quarter.

Total research and development expense was $4.1 million for the second quarter of 2014, compared to $9.2 million for the second quarter of 2013.

Total selling, general and administrative expense was $28.3 million for the second quarter of 2014, compared to $39.5 million for the second quarter of 2013. Selling and marketing expenses for the commercialization of Qsymia totaled $17.4 million for the second quarter of 2014, compared to $21.2 million for the second quarter of 2013.

There were no non-recurring charges in the current quarter, compared to the second quarter of 2013 during which we incurred $3.2 million in non-recurring charges related to the proxy contest.

Net loss was $25.8 million, or $0.25 net loss per share, for the second quarter of 2014 compared to a net loss of $55.5 million, or $0.55 net loss per share, for the second quarter of 2013.

There were approximately 138,000 Qsymia prescriptions dispensed in the second quarter of 2014, compared to 121,000 prescriptions in the first quarter of 2014 and 81,000 in the second quarter of 2013.

Cash, Cash Equivalents and Available-for-Sale Securities

Cash, cash equivalents and available-for-sale securities (collectively cash) totaled $324.2 million at June 30, 2014, compared to $343.3 million at December 31, 2013. In the first half of 2014, we received approximately $23.5 million in license and milestone payments related to STENDRA and SPEDRA.

Recent Highlights

•                  On May 15, 2014, we announced that a poster describing results of an analysis of the association between weight loss with Qsymia® (phentermine and topiramate extended-release) capsules CIV and annual concomitant medication costs would be presented at the American Association of Clinical Endocrinologists 23rd Annual Scientific & Clinical Congress in Las Vegas, NV.

•                  On May 19, 2014, we announced that a poster describing results of a clinical study examining onset of action of avanafil would be presented during the American Urological Association Annual Meeting in Orlando, FL.

•                  On June 12, 2014, we announced that we had filed a lawsuit in the U.S. District Court for the District of New Jersey against Actavis. The lawsuit was filed in response to an Abbreviated New Drug Application, or ANDA, filed by Actavis, which seeks to market and sell generic versions of the currently approved doses of Qsymia prior to the expiration of U.S. Patents held by VIVUS. We filed the lawsuit on the basis that Actavis’s proposed generic products infringe patents held by VIVUS. As a result of having filed a lawsuit within 45 days of the Paragraph IV certification notice, FDA approval of the ANDA will be stayed until the earlier of (i) 30 months from VIVUS’s receipt of the notice or (ii) a District Court decision finding that the identified patents are invalid, unenforceable or not infringed.

Note to Investors

As previously announced, VIVUS will hold a conference call and an audio webcast to discuss the second quarter ended June 30, 2014 financial results today, August 7, 2014, beginning at 1:30PM Pacific Time. Investors may listen to this call by dialing (877) 359-2916 from within the U.S. and ++ (224) 357-2386 from outside the U.S. A webcast replay will be available for 30 days and may be accessed at http://ir.vivus.com/.

About Qsymia

Qsymia® is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA® (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. VIVUS has granted Auxilium Pharmaceuticals, Inc. exclusive marketing rights to STENDRA in the U.S. and Canada.

SPEDRA™, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2013 as filed on February 28, 2014 and as amended by the Form 10-K/A filed on April 30, 2014, and periodic reports filed with the Securities and Exchange Commission.

VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Net product revenue	$10,983	$5,534	$20,121	$9,646
License and milestone revenue	4,181	—	23,544	—
Supply revenue	5,666	—	13,036	—
Royalty revenue	1,051	—	1,871	—
Total revenue	21,881	5,534	58,572	9,646

Operating expenses:
Cost of goods sold	7,015	572	16,548	962
Inventory impairment and commitment fee	—	4,448	—	10,225
Research and development	4,086	9,232	8,509	16,278
Selling, general and administrative	28,266	39,509	56,875	83,499
Non-recurring charges	—	3,218	2,054	3,924
Total operating expenses	39,367	56,979	83,986	114,888

Loss from operations	(17,486)	(51,445)	(25,414)	(105,242)

Total interest expense and other expense (income), net	8,341	4,183	16,399	4,148
Loss from continuing operations before income taxes	(25,827)	(55,628)	(41,813)	(109,390)
Provision for (benefit from) income taxes	(2)	7	(438)	13
Loss from continuing operations	(25,825)	(55,635)	(41,375)	(109,403)
Income from discontinued operations, net of tax	—	123	—	315
Net loss	$(25,825)	$(55,512)	$(41,375)	$(109,088)

Basic and diluted net loss per share:
Continuing operations	$(0.25)	$(0.55)	$(0.40)	$(1.08)
Discontinued operations	—	—	—	—
Net loss per share	$(0.25)	$(0.55)	$(0.40)	$(1.08)
Shares used in per share computation:
Basic and diluted	103,350	100,739	103,320	100,700

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2014	2013 *
	(Unaudited)

Current assets:
Cash and cash equivalents	$96,262	$103,262
Available-for-sale securities	227,922	240,024
Accounts receivable, net	13,284	12,214
Inventories	43,822	48,503
Prepaid expenses and other assets	12,269	19,938
Total current assets	393,559	423,941
Property and equipment, net	1,725	1,954
Non-current assets	5,390	5,901
Total assets	$400,674	$431,796

Current liabilities:
Accounts payable	$9,715	$10,759
Accrued and other liabilities	23,532	23,993
Deferred revenue	19,407	17,255
Total current liabilities	52,654	52,007
Long-term debt, net of current portion	216,841	213,106
Deferred revenue, net of current portion	9,994	10,360
Non-current accrued and other liabilities	2,388	2,954
Total liabilities	281,877	278,427

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock and additional paid-in capital	820,676	813,905
Accumulated other comprehensive income	98	66
Accumulated deficit	(701,977)	(660,602)
Total stockholders’ equity	118,797	153,369
Total liabilities and stockholders’ equity	$400,674	$431,796

* The Condensed Consolidated Balance Sheet at December 31, 2013 has been derived from the Company’s audited financial statements at that date.